Exhibit 99.1

CONTACT:

Dee Ann Johnson

Vice President Controller and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

October 26, 2011

Ampco-Pittsburgh Announces Third Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and nine months ended September 30, 2011 of $74,263,000 and $258,303,000, respectively, in comparison to $79,537,000 and $244,721,000 for the three and nine months ended September 30, 2010. Net income approximated $2,756,000 or $0.27 per share and $19,555,000 or $1.90 per share for the quarter and year-to-date 2011, respectively. Net income for the same periods of 2010 was $7,524,000 or $0.73 per share and $25,109,000 or $2.45 per share. Income from operations equaled $3,835,000 and $29,479,000 for the three and nine months ended September 30, 2011, respectively, compared to $10,697,000 and $37,126,000 for the same periods in 2010.

Third quarter sales for the Corporation declined from a year ago driven by lower sales for the forged roll operations of the Forged and Cast Rolls segment. Reduced production in the global steel and aluminum industries has resulted in lower demand and customer deferral of roll order shipments. On a year-to-date basis, consolidated sales exceeded the same period of the prior year attributable to higher volumes for the cast roll operations and the Air and Liquid Processing segment. Income from operations decreased for each of the periods when compared to the prior year primarily due to product mix and higher direct material and fixed costs. Net income for the quarter and year to date was also affected by lower dividend income and higher foreign exchange losses.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,

	2011	2010	2011	2010

Sales	$74,263,000	$79,537,000	$258,303,000	$244,721,000

Income from operations	3,835,000	10,697,000	29,479,000	37,126,000
Other (expense) income – net	(394,000)	950,000	(763,000)	873,000

Income before income taxes	3,441,000	11,647,000	28,716,000	37,999,000
Income tax expense	(525,000)	(3,946,000)	(8,764,000)	(12,594,000)
Equity loss in Chinese joint venture	(160,000)	(177,000)	(397,000)	(296,000)

Net income	$2,756,000	$7,524,000	$19,555,000	$25,109,000

Earnings per common share:

Basic	$0.27	$0.73	$1.90	$2.45

Diluted	$0.26	$0.73	$1.88	$2.44

Weighted-average number of common shares outstanding:

Basic	10,325,602	10,246,827	10,316,258	10,246,621

Diluted	10,403,181	10,290,669	10,392,592	10,281,510